                                                                      EXHIBIT 22
                SUBSIDIARIES OF AIR PRODUCTS AND CHEMICALS, INC.

The following is a list of the Company's subsidiaries, all of which are wholly owned as of 30 September 1996, except for certain subsidiaries of the Registrant which do not in the aggregate constitute a significant subsidiary as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934.

                                  UNITED STATES
All companies are incorporated in the State of Delaware with the exception of Air Products Ref-Fuel of Essex County, Inc. which is incorporated in the State of New Jersey.

Registrant -- Air Products and Chemicals, Inc.
Air Products Helium, Inc.
Air Products Hydrogen Company, Inc.
Air Products, Incorporated
Air Products International Corporation
Air Products Manufacturing Corporation
Air Products Ref-Fuel of Essex County, Inc.
Air Products Ref-Fuel of Hempstead, Inc.
APCI (U.K.), Inc.
GSF Energy, Inc.
Middletown Oxygen Company, Inc.
Permea, Inc.
Prodair Corporation

                                     BELGIUM
Air Products S.A.
Air Products Management S.A.

                                     BRAZIL
Air Products Gases Industriais Ltda. (The organization of this affiliate more closely resembles a partnership with limited liability than a corporation.)

                                     CANADA
Air Products Canada Ltd.

                                     FRANCE
Prodair S.A.

                                     GERMANY
Air Products GmbH

                                 THE NETHERLANDS
Air Products Nederland B.V.
Air Products (Pernis) B.V.

                                      SPAIN
Air Products Iberica, S.A.

                                 UNITED KINGDOM
Air Products PLC
Air Products (GB) Limited
Air Products (UK) Limited
Air Products (BR) Limited
Anchor Chemical Group PLC